Exhibit 99.1

FERRELLGAS PARTNERS REPORTS RECORD SECOND-QUARTER RESULTS;
ADJUSTED EBITDA UP 18 PERCENT; NET INCOME UP 36 PERCENT

OVERLAND PARK, KAN., MARCH 10, 2009/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported continuation of fiscal 2009’s favorable first-quarter momentum for the fiscal second quarter ended January 31.

Adjusted EBITDA increased nearly 18 percent to $121.6 million from $103.2 million in the year-ago quarter. The partnership’s net income surged 36 percent to $69.7 million, or $1.10 per common unit, versus $51.2 million, or $0.81 per common unit, the year before. The profit gains were primarily attributable to sharply improved gross margins and volume increases.

Revenues declined to $715.6 million from $764.0 million in the year-earlier period, reflecting lower consumer pricing. However, gross profit rose to a record $243.5 million from $211.0 million, as the cost of propane and other gas liquids sales decreased 15 percent. Total propane gallon sales were up nearly 8 percent to 314.0 million compared with 290.7 million the year before.

Chairman and Chief Executive Officer James E. Ferrell pointed out, “We are pleased to have achieved impressive results in an extremely difficult environment, exceeding analysts’ mean estimate of $1.06.” He noted further, “With these results, our 12-month Adjusted EBITDA performance has reached $252 million nearing our prior guidance of $255 million for the fiscal year.” The partnership reported Adjusted EBITDA of $222 million for fiscal 2008 and a record $237 million for fiscal 2007.

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President and Chief Operating Officer Steve Wambold explained, “We were pleased by the increase in propane gallon sales, just as in the first quarter. Our organic growth initiatives are attracting longer-term, profitable customers. In addition, we are reaping the benefits of tightening up our customer service metrics with ongoing focus on operating efficiencies.”

Wambold concluded, “Our Blue Rhino brand also had an encouraging quarter, registering positive comparative store sales. More importantly, Blue Rhino is well positioned for the selling season later in the year, with more than 43,000 locations, while mining new account opportunities across all classes of trade.”

Commenting on the partnership’s recent performance, Chief Financial Officer Ryan VanWinkle observed, “Not only have we posted record Adjusted EBITDA for the 12-month period ended January 31, but our distributable cash flow coverage now exceeds 1.1x representing the best coverage since fiscal 2001.” VanWinkle also noted, “In early February we successfully completed an offering of common units that, along with materially improved earnings, have significantly reduced our financial leverage providing us with desirable financial flexibility.”

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Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan. More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties, and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2008, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:
Tom Colvin, Investor Relations, (913) 661-1530
Scott Brockelmeyer, Media Relations, (913) 661-1830

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FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except unit data)
(unaudited)

ASSETS	January 31, 2009	July 31, 2008
Current Assets:
Cash and cash equivalents	$17,206	$16,614
Accounts and notes receivable, net	164,329	145,081
Inventories	116,411	152,301
Price risk management assets	—	26,086
Prepaid expenses and other current assets	26,173	10,924

Total Current Assets	324,119	351,006

Property, plant and equipment, net	675,281	685,328
Goodwill	248,939	248,939
Intangible assets, net	219,196	225,273
Other assets, net	22,428	18,685

Total Assets	$1,489,963	$1,529,231

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$132,866	$71,348
Short term borrowings	27,444	125,729
Price risk management liabilities	90,157	7,337
Other current liabilities (a)	101,482	100,517

Total Current Liabilities	351,949	304,931

Long-term debt (a)	1,057,642	1,034,719
Other liabilities	23,358	23,237
Contingencies and commitments	—	—
Minority interest	4,219	4,220

Partners’ Capital:
Common unitholders (63,192,503 and 62,961,674 units outstanding at January 2009 and July 2008, respectively)	201,204	201,618
General partner unitholder (638,308 and 635,977 units outstanding at January 2009 and July 2008, respectively)	(58,040)	(58,036)
Accumulated other comprehensive income (loss)	(90,369)	18,542

Total Partners’ Capital	52,795	162,124

Total Liabilities and Partners’ Capital	$1,489,963	$1,529,231

(a)	The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE, SIX AND TWELVE MONTHS ENDED JANUARY 31, 2009 AND 2008
(in thousands, except per unit data)
(unaudited)

	Three months ended January 31,		Six months ended January 31,		Twelve months ended January 31,
	2009	2008	2009	2008	2009	2008
Revenues:
Propane and other gas liquids sales	$647,536	$684,456	$1,084,424	$1,043,391	$2,096,314	$1,873,898
Other	68,089	79,512	111,275	115,493	231,190	238,240

Total revenues	715,625	763,968	1,195,699	1,158,884	2,327,504	2,112,138

Cost of product sold:
Propane and other gas liquids sales	428,527	504,524	746,272	757,043	1,481,147	1,289,517
Other	43,625	48,422	60,439	59,382	137,535	146,684

Gross profit	243,473	211,022	388,988	342,459	708,822	675,937

Operating expense	105,710	91,020	201,927	181,479	392,526	372,462
Depreciation and amortization expense	20,219	21,075	41,535	42,440	84,616	86,132
General and administrative expense	11,761	11,115	20,847	22,908	43,551	46,730
Equipment lease expense	4,781	6,143	10,136	12,494	22,120	25,538
Employee stock ownership plan compensation charge	1,656	3,072	3,405	6,246	9,572	11,891
Loss on disposal of assets and other	4,019	3,680	6,601	6,067	11,784	10,394

Operating income	95,327	74,917	104,537	70,825	144,653	122,790

Interest expense	(23,393)	(22,851)	(47,063)	(45,137)	(88,638)	(88,381)
Other income (expense), net	(343)	181	(1,161)	998	(1,120)	2,253

Earnings before income taxes and minority interest	71,591	52,247	56,313	26,686	54,895	36,662

Income tax expense (benefit) — current	1,006	670	737	357	2,112	2,532
Income tax expense (benefit) — deferred	161	(206)	129	(2,381)	860	122
Minority interest (a)	772	585	682	412	767	587

Net earnings	69,652	51,198	54,765	28,298	51,156	33,421

Net earnings available to general partner	11,633	3,657	548	283	512	334

Net earnings available to common unitholders	$58,019	$47,541	$54,217	$28,015	$50,644	$33,087

Earnings Per Unit
Basic and diluted net earnings available per common unit	$0.92	$0.76	$0.86	$0.44	$0.80	$0.53
Dilutive effect of EITF 03-6 (b)	0.18	0.05	—	—	—	—

Adjusted net earnings per unit available to common unitholders	$1.10	$0.81	$0.86	$0.44	$0.80	$0.53

Weighted average common units outstanding	63,192.5	62,958.7	63,122.3	62,958.7	63,041.7	62,956.1

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended January 31,		Six months ended January 31,		Twelve months ended January 31,
	2009	2008	2009	2008	2009	2008

Net earnings	$69,652	$51,198	$54,765	$28,298	$51,156	$33,421
Income tax expense (benefit)	1,167	464	866	(2,024)	2,972	2,654
Interest expense	23,393	22,851	47,063	45,137	88,638	88,381
Depreciation and amortization expense	20,219	21,075	41,535	42,440	84,616	86,132
Other income (expense), net	343	(181)	1,161	(998)	1,120	(2,253)

EBITDA	114,774	95,407	145,390	112,853	228,502	208,335
Employee stock ownership plan compensation charge	1,656	3,072	3,405	6,246	9,572	11,891
Unit and stock-based compensation charge (c)	329	450	657	900	1,573	1,123
Loss on disposal of assets and other	4,019	3,680	6,601	6,067	11,784	10,394
Minority interest	772	585	682	412	767	587

Adjusted EBITDA (d)	121,550	103,194	156,735	126,478	252,198	232,330
Net cash interest expense (e)	(23,170)	(24,115)	(46,929)	(46,098)	(90,612)	(90,704)
Maintenance capital expenditures (f)	(7,516)	(6,344)	(12,542)	(9,468)	(23,668)	(16,684)
Cash paid for taxes	(324)	(68)	(332)	(1,279)	(2,894)	(3,256)
Proceeds from asset sales	2,587	3,312	4,905	6,250	9,529	10,574

Distributable cash flow to equity investors (g)	$93,127	$75,979	$101,837	$75,883	$144,553	$132,260

Propane gallons sales
Retail — Sales to End Users	245,862	243,389	372,395	362,564	666,663	674,778
Wholesale — Sales to Resellers	68,094	47,277	113,770	83,985	211,800	179,691

Total propane gallons sales	313,956	290,666	486,165	446,549	878,463	854,469

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)	Emerging Issues Task Force (“EITF”) 03-6 “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share,” requires the calculation of net earnings per limited partner unit for each period presented according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had to be distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the general partner and a dilution of earnings to the limited partners. Due to the seasonality of the propane business, the dilution effect of EITF 03-6 on net earnings per limited partner unit will typically only impact the three months ending January 31. EITF 03-6 did not have a dilutive effect on the six and twelve months ended January 31, 2009 and 2008.

(c)	Statement of Financial Accounting Standards (“SFAS”) No. 123( R), “Share-Based Payment” requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.1 million and $0.1 million to operating expense for the three months ended January 31, 2009 and 2008, respectively, $0.2 million and $0.3 million for the six months ending January 31, 2009 and 2008, respectively, and $0.5 million and $0.4 million for the twelve months ending January 31, 2009 and 2008, respectively. A non-cash compensation charge of $0.2 million and $0.3 million was recorded to general and administrative expense for the three months ended January 31, 2009 and 2008, respectively, $0.5 million and $0.6 million for the six months ended January 31, 2009 and 2008, respectively, and $1.1 million and $0.7 million for the twelve months ended January 31, 2009 and 2008, respectively,

(d)	Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, minority interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long- term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(e)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount also includes interest expense related to the accounts receivable securitization facility.

(f)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(g)	Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.